LUBRICANT CRUDE OIL SUPPLY AGREEMENT


This Lubricant Crude Oil Supply Agreement (the "Agreement") is dated as of this 16 day of September 1998, by and between Mobil Sales and Supply Corporation ("SELLER"), a corporation incorporated under the laws of the State of Delaware, United States of America, having an address at 3225 Gallows Road, Fairfax, Virginia 22037 and Valero Marketing and Supply Company ("BUYER"), a corporation incorporated under the laws of Delaware, having an address at 500 Dallas Street, Suite 3200, Houston, Texas 77002.

                           RECITALS:

WHEREAS, BUYER's Affiliate, Valero Refining Company - New Jersey, owns a refinery for the refining and processing of various crude oils and other feedstocks in Paulsboro, New Jersey; and

WHEREAS, BUYER wishes to purchase and SELLER wishes to sell to BUYER One Hundred Thousand (100,000) Barrels per day of lubricant quality crude oil (currently intended by the parties to be Saudi Arabian Arabian Light crude oil) for processing only at the Refinery (as defined herein), unless otherwise agreed, on the terms and conditions contained in this Agreement; and

WHEREAS, SELLER purchases certain grades and quantities of crude oil from the Saudi Arabian Oil Company ("Saudi Aramco") and SELLER and BUYER intend that sales of Oil (as defined herein) and other grades made by SELLER to BUYER pursuant to this Agreement be made on terms and conditions substantially similar to those terms and conditions governing sales of crude oil made by Saudi Aramco to SELLER unless contradicted, modified or supplemented by the terms hereof; and

WHEREAS, SELLER and BUYER recognize that Saudi Aramco may, in the future, change the terms and conditions relating to sales of crude oil made by Saudi Aramco to SELLER; and

WHEREAS, SELLER and BUYER recognize that suppliers of Alternative Lube Crude (as defined herein) may, in the future, change the terms and conditions relating to sales of Alternative Lube Crude to SELLER; and

WHEREAS, an Affiliate of SELLER, Mobil Oil Corporation, will enter into a Purchase and Sales Agreement for Lubricant Base Oils (the "Lube Agreement") for the purchase of its Mobil's Base Oil Requirements (as that term is defined in the Lube Agreement); and

WHEREAS, BUYER wishes to enter into this Agreement for supply of lubricant quality crude oil feedstocks to produce Mobil's Base Oil Requirements.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants contained herein, the parties agree as follows:

                           Article 1
             Definitions, Intent and Construction

1.1 The following terms shall have the following meanings for the purposes of this Agreement:

"API" shall mean the American Petroleum Institute.

"ASTM" shall mean the American Society for Testing Materials.

"API/ASTM Standard" shall mean the API and ASTM standard references as such are in effect as of the date hereof. In the event such standards are revised or modified during the term of this Agreement, the revised or modified standards shall apply after such revisions or modifications have been evaluated and accepted by the parties.

"Accepted Date Range" shall mean a period for the delivery of each cargo of Oil by SELLER to BUYER at a Load Port as accepted, agreed or otherwise established pursuant to this Agreement.

"Affiliate" shall mean (i) with respect to SELLER, Mobil Corporation and any entity directly or indirectly controlled by Mobil Corporation; (ii) with respect to BUYER, any entity directly or indirectly controlled by Valero Energy Corporation; and (iii) with respect to Saudi Aramco, any entity directly or indirectly controlled by Saudi Aramco. For purposes of this definition, "control" shall mean the ownership of more than fifty percent of the equity interests and voting rights in a corporation, partnership, trust, limited liability company or joint stock company.

"Alternative Lube Crude" shall mean a crude oil or other petroleum feedstock mutually agreed by the parties as being a lubricants quality crude oil suitable and commercially available for processing at the Refinery and the processing of which would strictly meet Mobil's Base Oil Requirements.

"Barrel" shall mean a unit of volume equivalent to 42 Gallons.

"Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York are authorized or required by law to close. "Business Day for Trading" shall mean a day on which the NYMEX is open for the trading of light "sweet" crude oil futures contracts for delivery at Cushing, Oklahoma.

"Caribbean Deliveries" shall mean a delivery of Oil made at either the St. Eustatius Terminal or the St. Lucia Terminal or other Load Terminal in the Caribbean as referred to in Schedule 1, clause 3.2.

"Contract Quantity" shall mean One Hundred Thousand (100,000) Barrels per day or otherwise as mutually agreed in writing by the parties.

"Delivery Period" shall mean a calendar period during the term of this Agreement commencing on May 1st of any given year and ending on April 30th of the subsequent year (or if changed by SELLER and Saudi Aramco, such other calendar period equal to the renewal periods in the Saudi Aramco Contract).

"FOB" shall mean Free On Board as described in Incoterms.

"Gallon" shall mean a unit of volume equivalent to 231 cubic inches or
3.785412 liters or 0.003785412 cubic meters, all measured at 15.56 degrees Celsius or 60 degrees Fahrenheit.

"Incoterms" shall mean the 1990 edition of the trade terms published by the International Chamber of Commerce, and any amendments or revisions thereto, which shall apply to this Agreement to the extent that they do not conflict with the provisions of this Agreement.

"Invoice" shall mean a written document sent by SELLER to BUYER setting forth the particulars of any delivery of Oil, or Alternative Lube Crude, as the case may be, made by SELLER pursuant to this Agreement.

"LIBOR" shall mean, as of any date of determination, the one-month London Interbank Offered Rate for U.S. dollars, determined at 11:00 a.m., London time, on the first day of the calendar month in which the date of determination occurs (or, if the first day of such calendar month is not a London Banking Day, the immediately preceding London Banking Day) offered by the National Westminster Bank or any successor thereto. For purposes of this definition, a "London Banking Day" is a day on which dealings in deposits in U.S. dollars are transacted on the London interbank market.

"Load Port" shall mean a crude oil terminal, port, offshore or onshore installation, vessel certain or other location at which Oil is to be loaded for delivery to BUYER.

"Load Terminal" shall mean the delivery facilities for the loading of Oil at a Load Port.

"Market Price" shall mean (i) in respect of Oil, SELLER's acquisition cost for Oil paid to Saudi Aramco as more particularly described in Schedule 1, clause 1; or if applicable (ii) in respect of Alternative Lube Crudes, the market price paid for Alternative Lube Crudes as mutually agreed by SELLER and BUYER.

"MPMS" shall mean the Manual of Petroleum Measurement Standards.

"NYMEX" shall mean the New York Mercantile Exchange.

"Oil" shall mean Arabian Light crude oil produced by Saudi Aramco, sold to SELLER pursuant to the Saudi Aramco Contract and resold to BUYER pursuant to this Agreement.

"Platt's" shall mean Platts Crude Oil Marketwire, published by McGraw Hill, Inc. (or any successor thereto).

"Purchase Price" shall mean the sum of (i) the Market Price for Oil (or Alternative Lube Crude, as the case may be); plus (ii) US$0.04/per Barrel of Oil (or Alternative Lube Crude, as the case may be) as indicated on the relevant Bill of Lading; plus (iii) any and all other documented costs, fees or expenses (but excluding sales commissions and indirect costs including without limitation travel and entertainment costs) SELLER is liable to pay and does pay in order to acquire Oil from Saudi Aramco (or Alternative Lube Crude from suppliers of Alternative Lube Crude, as the case may be) including, without limitation, any applicable terminalling fees, dues and other charges at Load Terminals or Load Ports, the East West Pipeline Fee, if applicable, referred to in Schedule 1, clause 1.3, which SELLER shall use reasonable efforts to minimize such other costs, fees and expenses.

"Qualified Inspector" shall mean a recognized independent petroleum inspector of international reputation in the industry.

"Reference Event" shall mean an event as specified in Schedule 1, clause 1.2, used to determine the relevant month for determining the Reference Price for WTI.

"Reference Price for WTI" shall mean a reference price calculated in accordance with the provisions of Schedule 1, clause 1, used in the price formula to calculate part of the Purchase Price for the Oil payable by BUYER to SELLER.

"Refinery" shall mean the oil refinery owned by Valero Refining Company - New Jersey for the refining and processing of various crude oils and other feedstocks located at Paulsboro, New Jersey, U.S.A.

"S&W" shall mean the sediment and water present in the Oil.

"Saudi Aramco" shall mean the Saudi Arabian Oil Company.

"Saudi Aramco Contract" shall mean the Crude Oil Sales Agreement, as may be amended from time to time, that SELLER has entered with Saudi Aramco for the purchase of certain grades and quantities of crude oil from Saudi Aramco.

"Saudi Lube Crude" shall mean Oil and/or Arabian Extra Light crude oil produced by Saudi Aramco and sold to SELLER pursuant to the Saudi Aramco Contract which is acceptable to SELLER for the processing of lubricant base oils in SELLER's Affiliates' refineries. The parties acknowledge that Arabian Extra Light crude oil produced by Saudi Aramco is a blend of crude oils controlled by Saudi Aramco, not by SELLER. From time to time, SELLER may or may not deem Arabian Extra Light crude oil an acceptable lubricant quality crude oil for processing into lubricant base oils at any or all of its Affiliates' refineries.

"Scheduled Month of Delivery" shall mean a calendar month during which SELLER and BUYER have agreed to deliver and receive delivery of Oil pursuant to this Agreement.

"St. Eustatius Terminal" shall mean the Load Terminal located on St. Eustatius Island, Netherlands Antilles, operated by Statia Terminals N.V. ("Statia").

"St. Lucia Terminal" shall mean the Load Terminal located at Cul de Sac, St. Lucia, W.I., operated by Hess Oil St. Lucia Limited ("Hess").

"Terminal Procedures" shall mean all rules, procedures and customs practiced by the operator of a Load Terminal with respect to notifications, nominations, berthing, scheduling, vessel acceptance, documentation, departure, measurement and other operational matters.

"WTI" shall mean West Texas Intermediate crude oil deliverable at Cushing, Oklahoma, U.S.A.

1.2 BUYER acknowledges that SELLER and Saudi Aramco have entered into the Saudi Aramco Contract for the purchase by SELLER of certain grades and quantities of crude oil from Saudi Aramco and agrees that purchases of Oil made by BUYER from SELLER pursuant to this Agreement result from, and shall be subject to, those made by SELLER pursuant to the Saudi Aramco Contract.

1.3 Notwithstanding anything to the contrary, SELLER and BUYER agree that Oil sold by SELLER and purchased by BUYER pursuant to this Agreement will be sold and purchased on terms and conditions substantially similar to those terms and conditions governing sales of crude oil made by Saudi Aramco to SELLER unless expressly contradicted, modified or supplemented by the terms hereof.

1.4 Schedule 1 attached hereto reflects the terms and conditions of the Saudi Aramco Contract upon which SELLER currently acquires from Saudi Aramco the Oil sold to BUYER hereunder. Schedule 1 shall form part of this Agreement and is hereby incorporated herein as fully as if set forth in this Article 1.4. The parties acknowledge that Saudi Aramco may, in the future, change the terms and conditions relating to sales of crude oil made by Saudi Aramco to SELLER and, therefore, the parties agree that Schedule 1 shall be periodically and automatically amended by SELLER on written notice to BUYER to conform to any amendments made to the terms or conditions of the Saudi Aramco Contract. SELLER agrees to discuss with BUYER the nature of such amendments as soon as SELLER becomes aware of them and, at BUYER's request, SELLER shall endeavor to ensure that any such amendments are in accordance with similar amendments required by Saudi Aramco of its other term contract purchasers.

1.5 This Agreement is the result of negotiations among, and has been reviewed by, SELLER, BUYER and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of both parties and no ambiguity shall be construed in favor of or against SELLER or BUYER.

1.6 Both SELLER and BUYER are acting as independent parties in this transaction. Neither party intends to be an agent of the other party and neither party shall be deemed to be an agent of the other party.

                           Article 2
                       Term of Agreement

2.1 Subject to the provisions contained herein, this Agreement shall be effective as of September 16, 1998, and shall continue in effect through and including September 15, 2008 (the "Initial Term"). Upon expiration of the Initial Term, this Agreement shall be automatically renewed for a period of five (5) years if Mobil Oil Corporation does not exercise its right to terminate the Lube Agreement at the end of the initial term of the Lube Agreement (the "First Renewal Term"). Upon expiration of the First Renewal Term, this Agreement shall be automatically renewed for a second period of five (5) years if Mobil Oil Corporation does not exercise its right to terminate the Lube Agreement at the end of the first renewal term of the Lube Agreement (the "Second Renewal Term"). Upon the expiration of the Second Renewal Term, this Agreement shall automatically terminate unless the parties agree in writing to a subsequent renewal period.

2.2 Notwithstanding any provision herein to the contrary, BUYER shall have the right to unilaterally terminate this Agreement or any renewal or extension hereof without cause by giving SELLER written notice thereof by a date which is not less than one hundred twenty (120) days prior to the commencement of a Delivery Period. In the event BUYER gives SELLER written notice to terminate this Agreement in accordance with this Article 2.2, such termination shall be effective on the last day of the then current Delivery Period. If BUYER fails to give SELLER written notice to terminate this Agreement in accordance with this Article 2.2 for any year hereof, this Agreement shall remain in full force and effect; provided, however, BUYER shall continue to have the right to terminate this Agreement in accordance with this Article 2.2 in subsequent years.

2.3 Notwithstanding any provision herein to the contrary, in the event (i) the Saudi Aramco Contract is terminated or not renewed for any reason whatsoever; or (ii) the Lube Agreement is terminated or not renewed for any reason whatsoever, both SELLER and BUYER shall have the right to unilaterally terminate this Agreement, or any renewal or extension hereof, immediately by giving written notice to the other party. In such event, such termination shall be effective on the same date that the termination or non-renewal of the Saudi Aramco Contract or the Lube Agreement, as the case may be, is effective.

2.4 Notwithstanding any provision to the contrary, in the event BUYER or any Affiliate of BUYER closes the Refinery, SELLER shall have the right to unilaterally terminate this Agreement, or any renewal or extension hereof, immediately by giving written notice to BUYER. Such termination shall be effective on the date that the Refinery is closed.

2.5 Notwithstanding any provision to the contrary, in the event (i) Valero Energy Corporation or any Affiliate of BUYER enters into an agreement to sell directly or indirectly the Refinery or to sell directly or indirectly a controlling interest in the entity which owns the Refinery; and (ii) the Lube Agreement does not continue in existence after any such sale, the SELLER shall have the right to unilaterally terminate this Agreement, or any renewal or
extension hereof, immediately by giving written notice to BUYER.   Such
termination shall be effective on the date of closing of any such sale.

2.6 Neither BUYER nor SELLER shall be liable to the other party in any way as a result of, or in connection with, BUYER or SELLER exercising their rights of termination in accordance with this Agreement.

                           Article 3
                  Grade, Quantity and Quality

3.1 Subject to the availability of Oil as a result of scheduled and unscheduled maintenance and the production policies of the Government of the Kingdom of Saudi Arabia and the provisions of this Agreement, SELLER shall sell and deliver to BUYER and BUYER shall purchase and receive delivery from SELLER, FOB at Load Ports specified in Schedule 1, the Contract Quantity of Oil. Unless otherwise agreed, the Contract Quantity of Oil and, if the provisions of Article 3.3 apply, Alternative Lube Crude, to be sold and delivered by SELLER and purchased and received by BUYER during the term of this Agreement shall be spread over the term of this Agreement as evenly as practicable. To assist SELLER's scheduling, BUYER shall submit to SELLER every month BUYER's estimated liftings of Oil for each of the succeeding three
(3) months. Both parties shall give due consideration to a request by the other to deem that, only for purposes of ratability of delivery over the period of the Agreement (and not for any other purpose including, without limitation, determining part of the Purchase Price or the date of payment for the Oil), Oil delivered in the last five (5) days of any month would be deemed to be delivered in the next month and that Oil delivered in the first five (5) days of any month would be deemed to have been delivered in the preceding month.

3.2 The parties acknowledge that Saudi Aramco and suppliers of Alternative Lube Crudes may change the methodology of scheduling deliveries of Oil or Alternative Lube Crudes to their customers, including to SELLER. BUYER and SELLER agree to cooperate with each other to be flexible given potential changes in the Saudi Aramco Contract and the time frames and schedules involved in the supply and trading of Alternative Lube Crudes. Given the current Saudi Aramco methodology of scheduling quantities of Oil for delivery during Delivery Periods, the parties agree between One Hundred Eighty (180) days and One Hundred Twenty (120) days prior to the commencement of any Delivery Period to discuss the appropriateness and availability of different grades of Saudi Arabian crude oils and Alternative Lube Crudes for delivery for processing at the Refinery during the subsequent Delivery Period. On or before One Hundred Twenty (120) days prior to the commencement of any Delivery Period, SELLER shall send to BUYER a list (the "Crude Oil List") setting forth BUYER's choices (which may, in SELLER's sole discretion, include choices in addition to the Contract Quantity of Oil) for deliveries of Oil or Alternative Lube Crudes, as the case may be, BUYER may have for the subsequent Delivery Period; provided that one of BUYER's choices on the Crude Oil List shall always be the Contract Quantity of Oil and further provided that each choice will total the Contract Quantity. BUYER shall elect one, and only one, of the choices as indicated on the Crude Oil List by sending SELLER its election, in writing, within twenty (20) days of receipt of the Crude Oil List. Failure to send SELLER such election shall be deemed to be an election by BUYER to receive delivery of the Contract Quantity of Oil for the subsequent Delivery Period.

3.3 In the event SELLER includes on the Crude Oil List a choice in which the Contract Quantity is made up of certain quantities of Oil and certain quantities of an Alternative Lube Crude and BUYER selects such choice for the subsequent Delivery Period, then, during and only during the subsequent Delivery Period:

     (i) SELLER shall sell and deliver and BUYER shall purchase and receive delivery of such quantities of Oil on the terms and conditions contained herein;

     (ii) SELLER shall sell and deliver and BUYER shall purchase and receive delivery of such quantities of such Alternative Lube Crude on terms and conditions to be negotiated by the parties in good faith based on industry standard terms and conditions and as mutually agreed by the parties in writing prior to the commencement of the subsequent Delivery Period; and

     (iii) such quantities of such Alternative Lube Crude shall count towards BUYER's obligation to purchase and SELLER's obligation to sell the Contract Quantity during the subsequent Delivery Period.

3.4 The parties may agree by mutual agreement in writing that the Contract Quantity of Oil may be reduced during the period of BUYER's planned Refinery maintenance or turnarounds in which case after the period of Refinery maintenance or turnaround the quantity of Oil shall be increased to the Contract Quantity. SELLER will use its best efforts to accommodate BUYER's request.

3.5 SELLER will use its best efforts to accommodate BUYER's request to obtain other grades of Saudi Arabian crude oil in place of a portion of the Oil to provide BUYER flexibility within the framework of the Saudi Aramco Contract in order to diversify grades of Saudi Arabian crude oil processed at the Refinery. SELLER will advise BUYER, as SELLER is advised by Saudi Aramco, of the availability of each grade of Arabian crude oil from time to time in accordance with the production policies of the Government of the Kingdom of Saudi Arabia. In the event SELLER agrees to sell other grades of Saudi Arabian crude oil to BUYER, such sales will be on substantially similar terms and conditions as those terms and conditions that SELLER purchases such other grades from Saudi Aramco unless otherwise specified by SELLER. SELLER understands that BUYER currently has term contracts with Saudi Aramco and SELLER is not involved with those contracts and is not an agent of BUYER.

3.6 The quality of the Oil sold and delivered hereunder shall be the usual production quality of Arabian Light crude oil being made available by Saudi Aramco at the time and place of delivery to BUYER at the Load Ports. THERE ARE NO GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE OIL FOR ANY PARTICULAR PURPOSE, USE OR OTHERWISE, WHICH EXTEND BEYOND THE DESCRIPTION OF THE QUALITY OF THE OIL CONTAINED IN THIS AGREEMENT.

3.7 Both parties will make reasonable efforts to accommodate each other's requests with regard to changes in quantities of Oil (and/or Alternative Lube Crudes, as the case may be) to be delivered in any Scheduled Month of Delivery during the term of this Agreement and other reasonable operational requests. Where variation from a Scheduled Month of Delivery initiated by either BUYER or SELLER cannot be accommodated by Saudi Aramco, then flexibility within the respective refinery networks of SELLER and BUYER and third party customers of SELLER will be explored. Where such flexibility within the respective refinery networks or with SELLER's third party customers does exist but at a cost versus alternative crude economics, the requesting party (if the parties agree to utilize that flexibility) shall indemnify and hold harmless the other party versus such alternative economics.

                           Article 4
                             Price

4.1 BUYER shall pay SELLER the Purchase Price for Oil (or for Alternative Lube Crude, as the case may be) purchased by and sold to BUYER pursuant to this Agreement.

                           Article 5
          Governing Law and Submission to Jurisdiction

5.1 This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to its rules concerning conflicts of laws.

5.2 The United Nations Convention on Contracts for the International Sale of Goods 1980 shall not apply to this Agreement or any delivery made pursuant hereto.

5.3 Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of, in and for the State of New York (including, without limitation, United States courts having jurisdiction) for the resolution and determination of any dispute between the parties relating to the sale, purchase or delivery of, or the payment or non-payment for, Oil or Alternative Lube Crude, as the case may be, or the rights and liabilities of the parties hereunder in relation thereto. Each of the parties hereby irrevocably waives actual personal service of process in connection with any action initiated in any court to whose jurisdiction the parties have by contract submitted relating to the matters described in the preceding sentence and agrees to accept, in lieu of such personal service, written notice of such action given by hand delivery or by certified or registered pre-paid mail (provided that notice shall also be given by telex, facsimile, or other teletype written communication that such mailed notice has been sent, no later than the second day following the date of mailing) to its address set out below or otherwise notified pursuant to this Agreement or to its principal place of business, and addressed to the party in question except that either party may cause service of process to be effected in any other lawful manner rather than by use of the aforesaid procedure.

                           Article 6
                 Allocation and New Regulations

6.1 BUYER and SELLER acknowledge that SELLER must nominate to Saudi Aramco SELLER's requests for quantities of Saudi Lube Crude to be purchased by SELLER from Saudi Aramco for delivery during any Delivery Period. Unless otherwise agreed by the parties, SELLER agrees to include the Contract Quantity of Oil in its requests to Saudi Aramco for quantities of Saudi Lube Crude for delivery for each Delivery Period. BUYER and SELLER acknowledge that SELLER may or may not receive one hundred percent (100%) of its requests from Saudi Aramco for delivery during any Delivery Period.

          6.1.1 During the first three (3) years of this Agreement, if (i) SELLER receives one hundred percent (100%) of its requests (inclusive of the Contract Quantity) for Oil from Saudi Aramco for any Delivery Period; or (ii) SELLER receives not less than one hundred seventy thousand (170,000) Barrels per day of Oil for any Delivery Period, subject to the other provisions of this Agreement, SELLER shall sell and BUYER shall purchase the Contract Quantity of Oil during that Delivery Period. Subject to the provisions of
Article 6.2, if SELLER receives less than one hundred seventy thousand (170,000) Barrels per day of Oil for any Delivery Period, SELLER shall have the right, but not the obligation, to allocate available quantities of Oil for that Delivery Period on the following formula basis:

                BUYER's Allocation =              100       X     C
                                                 -----
                                                  170

          WHERE:

          1. "BUYER's Allocation" = the quantity of Oil to be sold and delivered by SELLER and purchased and received by BUYER during the Delivery Period affected by the allocation.

          2. "C" = the total quantity of Oil awarded by Saudi Aramco for delivery to SELLER pursuant to the Saudi Aramco Contract during the subsequent Delivery Period.

          6.1.2 After the first three (3) years of this Agreement, if (i) SELLER receives one hundred percent (100%) of its requests (inclusive of the Contract Quantity) for Saudi Lube Crude from Saudi Aramco for any Delivery Period; or (ii) SELLER receives not less than two hundred fifty thousand (250,000) Barrels per day of Saudi Lube Crude for any Delivery Period, subject to the other provisions of this Agreement, SELLER shall sell and BUYER shall purchase the Contract Quantity of Oil during that Delivery Period. Subject to the provisions of Article 6.2, if SELLER receives less than two hundred fifty thousand (250,000) Barrels per day of Saudi Lube Crude for any Delivery Period, SELLER shall have the right, but not the obligation, to allocate available quantities of Oil for that Delivery Period on the following formula basis:

          BUYER's Allocation =                  A            X     C
                                            --------
                                             (A + B)
WHERE:

1. "BUYER's Allocation" = the quantity of Oil to be sold and delivered by SELLER and purchased and received by BUYER during the Delivery Period affected by the allocation, but not to exceed the amount of Oil awarded to SELLER by Saudi Aramco.

2. "A" = quantity of Oil requested by BUYER for delivery during the subsequent Delivery Period.

3. "B" = quantity of Saudi Lube Crude requested by SELLER for delivery by Saudi Aramco for SELLER's use for the production of lubricants during the subsequent Delivery Period.

4. "C" = the sum of (i) the total quantity of Oil awarded by Saudi Aramco for delivery to SELLER pursuant to the Saudi Aramco Contract during the subsequent Delivery Period, but only to the extent such Oil was nominated by either BUYER or SELLER for the production of lubricants; plus (ii) the total quantity of Arab Extra Light crude oil awarded by Saudi Aramco for delivery to SELLER pursuant to the Saudi Aramco Contract during the subsequent Delivery Period, but only to the extent such Arab Extra Light crude oil was nominated by either BUYER or SELLER for the production of lubricants.

5. "(A + B)" does not exceed Two Hundred Fifty Thousand (250,000) Barrels per day.

6. The definitions used in this Article 6.1 are intended only for purposes of allocation pursuant to this Article 6.

6.2 Notwithstanding the provisions of Article 6.1, (i) BUYER's Allocation for an allocated Delivery Period shall not exceed the lower of (a) the Contract Quantity; or (b) BUYER's request for deliveries of Oil for that allocated Delivery Period even if BUYER elected to purchase an Alternative Lube Crude in accordance with Articles 3.2 and 3.3 above; (ii) for any allocated Delivery Period, SELLER shall not be obligated to sell and deliver to BUYER for that allocated Delivery Period a quantity of Oil greater than the quantity of Oil BUYER requested for delivery during the prior Delivery Period; and (iii) SELLER shall not be obligated to sell and deliver to BUYER for any Delivery Period a quantity of Oil greater than the quantity of Oil sold by Saudi Aramco to SELLER for that Delivery Period.

6.3 If, for any reason beyond the reasonable control of SELLER, during any month during the term hereof, there is a shortage of SELLER's supply of Oil and, as a result, SELLER is unable to meet its requirements, pursuant to the Saudi Aramco Contract, as may be amended from time to time, for its own use of Oil and for sales of Oil to BUYER, SELLER shall have the right, but not the obligation, to allocate the available supply of Oil on a pro-rata basis.

6.4 In the event SELLER exercises its right to allocate available quantities of Oil pursuant to the provisions of Articles 6.1 or Article 6.3 above, SELLER shall not be obligated to replace the quantity of Oil allocated by SELLER and BUYER may purchase crude oil to replace the quantity of Oil allocated by SELLER. If requested by BUYER, SELLER will use its best efforts to assist BUYER in locating replacement crude oil.

6.5 If (i) BUYER and SELLER have agreed for the purchase and sale of Alternative Lube Crude pursuant to the provisions of Article 3.2 and Article
3.3 above; and (ii) for any reason beyond the reasonable control of SELLER, during any month during the term hereof, there is a shortage of SELLER's supply of Alternative Lube Crude to be delivered to BUYER pursuant to this Agreement; and (iii) SELLER is unable to meet its requirements for its own use and for sales to BUYER, SELLER may allocate the available supply of Alternative Lube Crude on a pro-rata basis. By way of example only, in the event SELLER's supply of Alternative Lube Crude during any month is reduced by eight percent (8%), SELLER shall have the right to reduce quantities of Alternative Lube Crude to be delivered to BUYER pursuant to this Agreement by eight percent (8%).

6.6 In the event SELLER exercises its right to allocate available quantities of Oil or Alternative Lube Crudes pursuant to this Article 6, SELLER shall send to BUYER a certificate signed by an officer of SELLER verifying that such allocation comports with the provisions of this Agreement.

6.7 BUYER and SELLER enter into this Agreement in reliance on (i) the laws and regulations in effect on the effective date of this Agreement and (ii) agreements, arrangements, and concessions entered into with government agencies or governmental instrumentalities in effect on such date (collectively referred to as "Regulations"). If, at any time during the term of this Agreement, any Regulations are changed and the change (or the cumulative effect of more than one change) has an adverse economic effect on SELLER (directly on SELLER or indirectly on the SELLER by having an effect on SELLER's supplier) and such change is not addressed by any other provision of this Agreement, then SELLER at its option may provide written notice to BUYER of adjusted Agreement terms to reflect the change or changes and list the reason for such change or changes. If the parties fail to agree to new terms within thirty (30) days of the notice, the SELLER shall have the right, but not the obligation, to terminate this Agreement without liability. In the event the parties fail to agree to new terms and the SELLER does not exercise such right to terminate this Agreement, the Agreement shall continue in accordance with the terms contained herein. In the event the parties fail to agree to new terms and the SELLER exercises its right to terminate this Agreement, the BUYER shall have the right, but not the obligation, to extend the effective date of SELLER's termination for a period of not more than sixty
(60) days by paying to SELLER the amount of such adverse economic effect notified by SELLER to BUYER (as determined in SELLER's sole discretion) during the period of such extension. For any deliveries made during the extended period following receipt by BUYER of SELLER's written notice for such change in Agreement terms, BUYER shall pay to SELLER (in addition to other payments required hereunder including, but not limited to the Purchase Price for Oil) the amount by which SELLER claims it is affected by such adverse economic effect.

                           Article 7
                          Other Terms

7.1 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties to this Agreement; however, neither party may assign or transfer this Agreement, either in whole or in part, without first obtaining the written consent of the other which shall not be unreasonably withheld.

7.2 Each party shall treat the contents of this Agreement as proprietary and confidential and shall make no disclosures without the express written consent of the other party. A party, however, may make disclosures to the extent they are in response to legal process with as much notice as possible to the other party and shall take reasonable steps to preserve confidentiality after such disclosure as permitted by law. A party may also make disclosures to its Affiliates or its professional representatives or consultants if such Affiliate, professional representative or consultant, as the case may be, agrees to treat the disclosed information as proprietary and confidential and agrees not to make further disclosures without the express written consent of the parties.

7.3 This Agreement, consisting of this signed document, the Schedule and any attachments hereto and other documents referred to herein, is intended by the parties as a final expression of their agreement with regard to the subject matter hereof and as a complete and exclusive statement of the terms of their agreement.

7.4 Notwithstanding any other provisions of this Agreement, neither party shall be required to take any action or refrain from any action if such action or refraining from action would be penalized under US laws or regulations.

7.5 Notices and other communications (other than those referred to in Schedule 1, clause 2) required or permitted to be given or sent by one party to the other under this Agreement shall be in writing, shall be effective upon receipt (except for notices sent by telex which shall be effective when sent and confirmed by answerback), and shall be sent by hand, facsimile, telex, air courier or registered mail, return receipt requested as follows:

     If to SELLER:

     Mobil Sales and Supply Corporation
     3225 Gallows Road
     Fairfax, Virginia  22037
     Ph: 703-846-7363
     Fax: 703-846-6811
     Telex: 232561 ATTN: /CROA/
     ATTN: General Manager, Global Crude

     If to BUYER:

     Valero Marketing and Supply Company
     500 Dallas Street, Suite 3200
     Houston, Texas 77002.
     Phone: 713-393-5195
     Mobile Phone: 713-829-7869
     Fax: 713-393-5284
     ATTN:  Vice President of Supply

Either party may change the names, addresses, facsimile number, telex numbers or answerback for notices and other communications by means of a written notice given to the other party at least five (5) days prior to the effective date of such change in accordance with the provisions of this Article 7.5.

7.6  BUYER shall indemnify and hold SELLER harmless:

     (i) from and against all costs, claims, damages, expenses and liabilities SELLER incurs acting as a purchaser pursuant to the Saudi Aramco Contract insofar as such costs, claims, damages, expenses or liabilities relate to, arise out of or are in connection with Oil resold by SELLER to BUYER pursuant to this Agreement; and

     (ii) from and against obligations imposed on SELLER by, or incurred by SELLER to, Saudi Aramco (whether contractually or unilaterally imposed) that relate to, arise out of or in connection with the purchase of Oil from Saudi Aramco and the resale of Oil to BUYER (including, but not limited to, any obligation to buy minimum quantities of Oil and any court or other awards made against SELLER);

except that this indemnity shall not apply to costs, claims, damages, expenses or other obligations imposed on SELLER as a result of (i) a breach by SELLER of the Saudi Aramco Contract to the extent not caused or contributed to in any way by an act or omission of BUYER; or (ii) SELLER's negligent or willful act or omission to the extent not caused or contributed to in any way by BUYER; or
(iii) SELLER's failure to obtain approval from Saudi Aramco to resell Oil to BUYER; and except further that any costs, claims, damages, expenses or other obligations imposed on SELLER as a result of any negligent or willful act or omission of SELLER caused or in any way contributed to by a negligent or willful act or omission of BUYER shall be shared by SELLER and BUYER on a comparative fault or negligence basis. SELLER shall endeavor (without being obliged to incur any cost or expense as a result) to minimize the effect of any such condition. SELLER shall notify BUYER of any such costs, claims, damages, expenses or other obligations as soon as practicable following notification to the SELLER by Saudi Aramco. Notwithstanding anything to the contrary, SELLER's liability to BUYER arising out of or in connection with this Agreement shall be no greater than the amount, if any, SELLER can recover from Saudi Aramco, whether such liability arises in contract, tort, or otherwise, and including but not limited to demurrage claims and claims for non-delivery.

7.7 Without prejudice to Article 7.6 hereof, neither SELLER nor BUYER shall be liable, whether in contract or in tort or otherwise, for prospective profits, consequential, indirect or special losses or damages of any kind arising out of, or in any way connected with, the performance of or failure to perform this Agreement. In particular, SELLER shall in no circumstances be liable for any loss of profit, cost of overheads or loss resulting from shut-down or slow-down of the Refinery or any unit or process in the Refinery.

7.8 No waiver shall be deemed to have been made by a party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the parties.

7.9 The headings contained in this Agreement and the Schedule to this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

7.10 This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties. All rights and remedies of the parties pursuant to this Agreement or at common law or in equity shall be cumulative to all others.

7.11 If at any time either party determines that reasonable grounds for insecurity have arisen with respect to the other party's performance of any of its obligations under this Agreement, the party making this determination may demand such assurance, as is adequate under the circumstances, of the other party's due performance of the obligations in question and, until that assurance has been received, may suspend the performance of its obligations under this Agreement (but not its obligation to make payments of amounts due hereunder); except , however, that such suspension shall not affect the rights or obligations with respect to deliveries of Oil made prior to the effective date of such suspension. If Saudi Aramco requests assurances from SELLER and SELLER similarly requests assurance from BUYER, the failure of BUYER to provide such assurance within a reasonable time not exceeding six (6) calendar days shall entitle SELLER to terminate this Agreement by two (2) calendar days prior written notice to BUYER (given no earlier than the first calendar day following the end of the six (6) calendar day period referred to above). SELLER will use best efforts to communicate to BUYER by phone as soon as SELLER receives a request for assurances from Saudi Aramco. If BUYER requests assurance from SELLER and SELLER similarly requests assurances from Saudi Aramco, the failure of SELLER to provide such assurance within a reasonable time not exceeding fourteen (14) calendar days shall entitle BUYER to terminate this Agreement by eight (8) calendar days prior written notice to SELLER (given no earlier than the first calendar day following the end of the fourteen (14) calendar day period referred to above). A party's failure to provide such assurance within the time periods set forth in this Article 7.11 shall constitute a material breach of this Agreement.

7.12 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.13 BUYER shall have the right to request SELLER to document that the Market Price for Oil accurately reflects SELLER's acquisition cost for Oil. In the event BUYER is not satisfied with SELLER's documentation, BUYER may request a third party who shall be mutually acceptable to the parties to audit at SELLER's offices during normal business hours SELLER's relevant books and records in order to verify that the Market Price for Oil accurately reflects SELLER's acquisition cost for Oil.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement on the date first written above.


MOBIL SALES AND SUPPLY CORPORATION


BY: /s/ R.J. Kruep

TITLE: Attorney-in-Fact



VALERO MARKETING AND SUPPLY COMPANY


BY: /s/ S. Eugene Edwards

TITLE: Senior Vice President